Exhibit 99.1

For immediate release:

Redding Bancorp, Parent Company of Redding Bank of Commerce Announces Third Quarter Operating Results

REDDING, California, October 11, 2002/ PRNewswire— Redding Bancorp (OTCBB: RDDB), a $385.0 million financial services holding company, and parent company of Redding Bank of Commerce today announced operating results for the third quarter 2002.

Redding Bancorp’s net income for the third quarter 2002 was $1,113,000 or $0.39 per diluted share, an increase of 11.8% compared to $996,000 or $0.33 per diluted share for the third quarter 2001. Redding Bancorp’s net income for the nine-month period ended September 30, 2002 was $2,701,000 or $0.95 per diluted share compared to $3,099,000 or $1.04 per diluted share for the same nine-month period in 2001.

The net effect of the increase in volume of earning assets and decrease in yield on earning assets, resulted in an increase of $602,000 or 7.1% in net interest income for the nine-month period ended September 30, 2002 over the same period in 2001. Net interest margin decreased 33 basis points to 4.07% from 4.40% for the same period a year ago. Yields on earning assets dropped to 6.11% compared with 8.09% a year ago. Funding costs dropped to 2.44% compared with 4.41% a year ago. Per plan, the increased volume of earning assets has mitigated the effects of the significant rate drops during 2001.

The Company continues to experience exceptional growth in assets; $66.1 million or 20.7% since December 31, 2001. The focus has been centered on increasing loan volumes to mitigate the low interest rate environment while maintaining premier asset quality and growing core deposits. The Company measures premier by monitoring key operating rations to high performing peer information on a national level. In accordance with our plan, the growth has been funded by reallocating investments and federal funds sold into higher yielding loan products, and using Federal Home Loan Bank borrowings to leverage investment opportunities.

Loans, net of allowances for loan losses, have grown $17.9 million or 7.1% during the third quarter 2002 and $53.8 million or 24.8% since December 31, 2001.

During the third quarter 2002, the Company leveraged capacity by borrowing $18.0 million from the Federal Home Loan Bank and investing those funds in mortgage backed investments creating an earnings spread of at least 225 basis points.

The Business development team is using an aggressive marketing program focused on increasing the deposit market share of the Company. Deposits have increased $24.7 million or 8.4% during the third quarter, and $37.7 million or 13.4% year-to-date. Specifically demand accounts have increased 18.5%, savings and money market 27.4% from December 31, 2001, while the Company has been successful in reducing its dependency on higher costing certificates of deposit as a percentage of total deposits.

The Company’s consolidated liquidity position remains adequate to meet future contingencies. At September 30, 2002, the Company’s liquidity ratio was 25.7% of total assets. Per plan, Investment securities and federal funds sold have been reinvested in loan production improving overall yield. The Company develops liquidity through deposit growth, maturities and repayments of loans and investments, net interest income, fee income and access to borrowing lines. Loan growth has outpaced deposit growth during the quarter, as anticipated, as deposit relationships take longer to transition into the bank. During the third quarter, the Company purchased $28.0 million in borrowed funds from the Federal Home Loan Bank. $10 million to fund loan growth and $18.0 million to leverage an investment transaction, as noted above.

Anchored to loan growth is the underwriting quality within the loan portfolio. The Company’s most significant management accounting estimate is the appropriate level for the allowance for loan losses. The Company follows a methodology for calculating the appropriate level for the allowance for loan losses. Provision for loan losses of $295,000 were provided for the nine months ended September 30, 2002 compared with $256,000 for the same period of 2001.

Redding Bancorp’s allowance for loan losses was 1.26% of total loans at September 30, 2002 and 1.46% at September 30, 2001, while its ratio of non-performing assets to total assets was 0.09% at September 30, 2002, compared to 0.33% at September 30, 2001. Year-to-date net charge-offs of $10,000 compare favorably to net charge-offs of $102,000 in the same period last year. All other internal measurements of credit quality also reflect an improvement in total portfolio credit quality.

Non-interest income increased $53,000 or 10.4% for the quarter over September 2001 and decreased $462,000 or 24% over the prior year to date. Service charge income increased $16,000 or 30.2% for the quarter over September 2001 and $58,000 or 36.5% over the prior year reflective of deposit growth.

Merchant bankcard processing services are highly regulated by credit card associations such as Visa. In order to participate in the credit card program, Redding Bank of Commerce must comply with the credit card association’s rules and regulations that may change from time to time. During November 1999, Visa adopted several rule changes to reduce the risk profile in high-risk acquiring programs and these rule changes affect the Bank’s Merchant Services business segment. These changes include a requirement that an acquiring processor’s reported fraud ratios be no greater than three times the national average.

Redding Bank of Commerce’s overall fraud ratio met and complied with the Visa requirement. Other Visa changes announced included the requirement that total processing volume in certain high-risk categories (as defined by Visa) is less than 20% of total processing volume.

Credit card income is significantly reduced both at the quarter and year-to-date reflective of new contract pricing that took effect on May 1, 2001 and the effect of Visa limitations of processing related to capital.

The new contract pricing is a reduction in fee pricing to two basis points from 13.5 basis points. Quarterly earnings were $108,000 compared with $120,000 representing a 10% decrease over the same quarterly period in 2001. Earnings for the nine-month period were $317,000 compared with $839,000 representing a 62.2% decrease over the same nine-month period in 2001.

Management is pursuing various strategies to offset the decline in revenues, including the expansion of the Roseville Bank of Commerce, aggressive loan growth in both the Redding and Roseville markets, and a recently expanded RBC mortgage division.

Non-interest expense increased $364,000 or 19.5% for the quarter over September 2001 and $647,000 or 12.3% over the prior year to date, primarily due to increases in staffing and occupancy.

Salaries and benefits have increased $214,000 or 20% for the quarter over September 2001 and $489,000 or 16.7% over the prior year reflective of additions to staff to support volume increases. Occupancy expense has increased $68,000 or 22% for the quarter over September 2001 and $262,000 or 32.3% over the prior year to date. The increase is reflective of the expansion and relocation of the Roseville Bank of Commerce to 1504 Eureka Road, Suite 100 Roseville, California. All other expenses show modest increases over prior periods.

Key Performance Ratios

Redding Bancorp’s annualized return on average equity was 13.55% for the nine-months ended September 30, 2002 versus 17.95% for the year ended December 31, 2001. Return on average assets was 1.10 percent, compared to 1.49% at December 31, 2001 and 1.49% at September 30, 2001. Efficiency ratio for the quarter was 60.03% compared to 62.96% in the prior quarter and 51.94% a year ago.

On September 19, 2002, the Company announced a cash dividend of $0.65 per share payable on October 22, 2002 to shareholders of record as of October 1, 2002. A cash dividend has been paid annually for the past fourteen years. October 22, 2002 marks the companies 20th successful year of operations.

Redding Bancorp, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce and Roseville Bank of Commerce, a division of Redding Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982. The Company operates two full-service banking offices of Redding Bank of Commerce in Redding, California and one full-service banking office of Roseville Bank of Commerce, a division of the bank in Roseville and a focused-deposit service banking office Citrus Heights, California.

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. The forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

•	Competitive pressure in the banking industry and changes in the regulatory environment.

•	Changes in the interest rate environment and volatility of rate sensitive deposits.

•	The health of the economy declines nationally or regionally which could reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans.

•	Credit quality deteriorates which could cause an increase in the provision for loan losses.

•	Losses in the Company’s merchant credit card processing business.

•	Asset/Liability matching risks and liquidity risks.

•	Changes in the securities markets.

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 under the heading “Risk factors that may affect results”. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Redding Bancorp
Quarterly Financial Condition Data
(Dollars in Thousands, except share and per share amounts)
(Unaudited)
For the Quarter Ended

	Sept 30, 2002	June 30, 2002	March 31, 2002	Dec 31, 2001	Sept 30, 2001	June 30, 2001

CONSOLIDATED BALANCE SHEETS
Assets:
Cash and due from banks	$18,315	$25,414	$17,881	$15,528	$14,809	$13,425
Federal funds sold	25,190	7,500	13,930	25,430	23,400	15,630
Securities available-for-sale	52,584	28,084	34,640	40,898	43,368	38,515
Securities held to maturity	2,722	3,394	3,707	4,117	4,524	5,054
Loans, net of allowance for loan losses	270,498	252,586	230,892	216,696	215,658	203,048
Bank premises and equipment, net	5,402	5,370	5,391	5,339	5,343	5,422
Other assets	10,075	8,837	10,899	10,678	8,366	8,429

TOTAL ASSETS	$384,786	$331,185	$317,340	$318,686	$315,468	$289,523

Liabilities:
Demand — noninterest bearing	$52,784	$51,102	$44,830	$44,525	$39,807	$26,079
Demand — interest bearing	89,855	83,873	73,409	69,892	61,716	50,523
Savings	20,918	17,615	18,065	17,034	17,146	15,766
Certificates of deposit	155,544	141,727	138,081	149,984	156,777	155,882

Total Deposits	319,101	294,317	274,385	281,435	275,446	248,250
Securities sold under agreement to Repurchase	4,665	4,947	11,867	6,780	6,563	6,425
FHLB borrowings	28,000	0	0	0	0	0
Other liabilities	4,244	3,395	3,293	3,231	3,721	4,728

Total Liabilities	356,010	302,659	289,545	291,446	285,730	259,403
Stockholders’ Equity:
Common Stock	8,720	8,820	8,851	8,851	9,010	9,247
Retained Earnings	19,727	19,552	19,042	18,397	20,101	20,764
Accumulated other comprehensive income (loss), net	329	154	(98)	(8)	627	109

Total stockholders’ equity	28,776	28,526	27,795	27,240	29,738	30,120
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$384,786	$331,185	$317,340	$318,686	$315,468	$289,523

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Interest Income:
Net interest income	$3,364	$3,044	$2,616	$2,768	$2,828	$2,738
Provision (credit) for loan losses	105	125	65	0	(52)	149

Net interest income after provision for loan losses	3,259	2,919	2,551	2,768	2,880	2,589
Noninterest Income:
Service Charges	69	76	72	64	53	55
Credit Card service income, net	108	102	107	101	120	245
Other Income	265	277	265	274	339	284
Net gain (loss) on sale of securities available for sale	123	3	(1)	457	0	100

Total noninterest income	565	458	443	896	512	684
Noninterest Expense:
Salaries and related benefits	1,282	1,120	1,022	1,013	1,068	898
Net occupancy and equipment expense	377	343	353	306	309	277
Data processing and professional fees	126	111	120	128	145	150
Other expenses	443	433	390	454	342	394

Total noninterest expense	2,228	2,007	1,885	1,901	1,864	1,719
Income before taxes	1,596	1,370	1,109	1,763	1,528	1,554
Provision for income taxes	483	523	368	588	532	582

Net Income	$1,113	$847	$741	$1,175	$996	$972

For the Quarter Ended

Key Financial Information
(Unaudited)	Sept 30, 2002	June 30, 2002	March 31, 2002	Dec 31, 2001	Sept 30, 2001	June 30, 2001

Net interest income	$3,364	$3,044	$2,616	$2,768	$2,828	$2,738
Provision for loan losses	105	125	65	0	(52)	149
Noninterest income	565	458	443	896	512	684
Noninterest expense	2,228	2,007	1,885	1,901	1,864	1,719
Net income	1,113	847	741	1,175	996	972

Net earnings per share — basic	$0.42	$0.32	$0.27	$0.43	$0.36	$0.35
Net earnings per share — diluted	$0.39	$0.30	$0.26	$0.41	$0.33	$0.33
Dividends per share	$0.00	$0.00	$0.00	$0.65	$0.00	$0.00
Net Interest Margin	4.07%	4.20%	3.72%	3.81%	4.40%	4.60%

Average Equity	$26,573	$26,174	$26,437	$26,401	$28,145	$28,126
Annualized Return on Average Equity	13.55%	12.94%	11.21%	17.80%	14.16%	13.82%
Average Assets	326,530	321,803	310,739	316,317	$276,601	$263,406
Annualized Return on Average Assets	1.10%	1.05%	0.95%	1.49%	1.44%	1.48%
Annualized Efficiency Ratio	60.03%	59.43%	62.96%	51.87%	54.95%	52.52%

Total Assets	$384,786	$331,185	$317,340	$318,686	$315,468	$289,523
Loans Receivable, net of allowances	$270,498	$252,586	$230,892	$216,696	$215,658	$203,048
Deposits	$319,101	$294,317	$274,385	$281,436	$275,446	$248,250
Shareholder’s Equity	$28,776	$28,526	$27,795	$27,239	$29,738	$30,120
Total shares outstanding	2,648	2,684	2,698	2,703	2,757	2,835
Book Value per share	$12.18	$10.63	$10.30	$10.08	$10.79	$10.63

Loan to deposit ratio	85.85%	85.82%	85.33%	78.13%	79.45%	81.79%
Non-performing assets to total assets	0.09%	0.00%	0.11%	0.14%	0.33%	0.11%
Non-performing loans to total loans	0.01%	0.00%	0.00%	0.21%	0.01%	0.02%
Allowance for loans losses to total loans	1.26%	1.31%	1.38%	1.45%	1.46%	1.36%

Leverage capital	8.67%	8.87%	8.88%	9.38%	10.41%	11.39%
Tier 1 risk based capital	9.44%	10.23%	10.79%	11.08%	11.50%	12.89%
Total risk based capital	10.69%	11.48%	12.04%	12.33%	12.75%	14.09%